Exhibit 99.4


                                             I certify this is a true copy of
                                             the original.


                                             /s/ X. Daudin
                                             -----------------------------
                                             Xavier Daudin, General
                                             Secretary CAL FP Bank

[CREDIT AGRICOLE LOGO]

                                GENERAL GUARANTEE

THIS GUARANTEE by way of DEED POLL is executed the twenty ninth day of March 1995 by CAISSE NATIONALE DE CREDIT AGRICOLE of 91-93 Boulevard Pasteur, 75015 Paris, France (the "GUARANTOR").

1.   INTERPRETATION
     In this Guarantee, unless the context otherwise requires:
     "GUARANTEED OBLIGATION" means
      (a) any spot or forward sale or purchase, swap or option on any commodities, equities, interest rate, currencies or indices thereof, or any other similar transaction (including an option with respect to any of these transactions), and any combination of these transactions, and/or any obligation under or pursuant to or in connection with any master agreement under which any of the foregoing or any other derivative transaction is entered into or is capable of being entered into; and
      (b) any moneys borrowed or raised including moneys borrowed or raised by way of loan from any bank or financial institution or from any person by means of the issue of bonds, debentures, notes, commercial paper, certificates of deposit or any other debt securities;
      "GUARANTEED COUNTERPARTY" means each person to whom the Principal is liable in respect of a Guaranteed Obligation;
      "PRINCIPAL" means Credit Agricole Lazard Financial Products Bank.
2.    GUARANTEE
      In consideration of each Guaranteed Counterparty agreeing to transact business with the Principal, the Guarantor hereby irrevocably guarantees to each such Guaranteed Counterparty the prompt payment when due by the Principal of its obligations and liabilities under and in respect of all Guaranteed Obligations and promises to pay upon written demand of such Guaranteed Counterparty (such demand to be accompanied by the information required by Clause 7.2 and a copy of the demand made by such Guaranteed Counterparty to the Principal in respect of such sums), all sums from time to time properly due and payable (but unpaid) by the Principal under and in respect of all Guaranteed Obligations.
3.    NATURE OF GUARANTEE; PRESERVATION OF RIGHTS
3.1 Without prejudice to any defence available to the Guarantor in its capacity as such (except for any defence expressly waived pursuant to Clause 3.3), the Guarantor reserves the right to assert any defence to payment of any sum due under or in respect of any Guaranteed Obligation which is or would have been available to the Principal.
3.2 The obligations of the guarantor herein contained shall be in addition to and not in substitution for any other security which a Guaranteed Counterparty may at any

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      time hold in respect of any of the Principal's obligations under any
      Guaranteed Obligation and may be enforced without such Guaranteed Counterparty first having recourse to any such security and without such Guaranteed Counterparty first taking steps or proceedings against the Principal in respect of such security.
3.3 Without prejudice to the provisions of clause 3.1, neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon a Guaranteed Counterparty by law shall be discharged, impaired or otherwise affected by:
      (i) the insolvency, winding-up, dissolution, receivership, administration or reorganisation of the Principal or any analogous event occurring in respect of the Principal or any change in its status, function, control or ownership or the Principal entering into any arrangement, composition or assignment for the benefit of creditors;
      (ii) time or other indulgence being granted or agreed to be granted by such Guaranteed Counterparty to, or any composition or other arrangement made with or accepted from (a) the Principal in respect of its obligations under a Guaranteed Obligation or (b) any person in respect of any security granted in respect of a Guaranteed Obligation;
      (iii) any amendment being made to the terms of, or any variation, waiver or release of, a Guaranteed Obligation or any security granted in respect of a Guaranteed Obligation;
       (iv) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security granted in respect of a Guaranteed Obligation; or
        (v) any failure (whether intentional or not) to take, or fully to take, or perfect or make available to the Guarantor any security now or hereafter agreed to be taken by such Guaranteed Counterparty in relation to a Guaranteed Obligation.
3.4 Any discharge given by the Guaranteed Counterparty to the Guarantor in respect of the Guarantor's obligations hereunder or any other agreement reached between such Guaranteed Counterparty and the Guarantor in relation thereto shall be, ad be deemed always to have been, void if any act on the faith of which the Guaranteed Counterparty gave the Guarantor that discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law.
3.5 A Guaranteed Counterparty shall not be obliged before exercising any of its rights, powers or remedies conferred upon it in respect of the Guarantor by law:
      (i) to take any action in any court or obtain judgment in any court against the Principal;
      (ii)  to make or file any claim or proof in a winding-up or dissolution of the Principal; or
      (iii) to enforce or seek to enforce any security taken in respect of a Guaranteed Obligation.
3.6 The Guarantor agrees that, so long as any amounts are or may be owed by the Principal to the Guaranteed Counterparty pursuant to any Guaranteed Obligation or the Principal is under any actual or contingent, obligations to any Guaranteed Counterparty under any Guaranteed Obligation, the Guarantor shal not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations to such Guaranteed Counterparty hereunder:
      (i)   to be indemnified by the Principal;


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      (ii)  to claim any contribution from any other guarantor of the
            Principal's obligatoins to such Guaranteed Counterparty; and/or
      (iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Guaranteed Counterparty in relation to any of the Principal's obligations to such Guaranteed Counterparty or of any security taken pursuant to or in connection therewith.
4.    REPRESENTATIONS AND WARRANTIES
      The Guarantor represents that:
      (i) it is duly incorporated in the Republic of France and has power to enter into and perform the Guarantee and has taken all necessary corporate action to authorise the execution, delivery and performance of the Guarantee;
      (ii) the execution, delivery and performance of the Guarantee will not contravene any law or regulation to which the Guarantor is subject or any provision of the Guarantor's constitutive documents and all governmental or other consents requisite for such execution, delivery and performance are in full force and effect;
      (iii) the execution, delivery and performance of the Guarantee will not result in the existence of oblige the Guarantor to create, any mortgage, charge, pledge, lien or other encumbrance over any present or future revenues or assets of the Guarantor; and
      (iv) the execution, delivery and performance of the Guarantee will not cause the Guarantor to be in breach of or default under any agreement binding on it or any of its assets.
5.    PAYMENTS
5.1 Any provision relating to the payments to be made under or in respect of a Guaranteed Obligation (including, without limitation, those regulating what is to happen if the Principal is required by law to make a deduction or withholding from any such payment) shall apply mutatis mutandis to payments to be made hereunder in respect of such Guaranteed Obligation.
5.2 The Guarantor reserves the right (a) to exercise any right of set-off available to the Principal in relation to any Guaranteed Counterparty in respect of the sums guaranteed hereby and (b) to take the benefit of any netting arrangements between the Principal and such Guaranteed Counterparty in respect of sums guaranteed hereby.
6.    CONTINUING SECURITY
      This Guarantee shall be a continuing security to each Guaranteed Counterparty in respect of each and every one of the Guaranteed Obligations and shall not be (or be construed so as to be) discharged by any intermediate discharge or payment of or on account of the Guaranteed Obligations or any of them or any settlement of accounts between such Guaranteed Counterparty and the Principal or anyone else.
7.    DEMANDS
7.1 Any written demand made, or notice given, by a Guaranteed Counterparty pursuant to Clause 2 may be made by facsimile (any facsimile transmission to be confirmed by post) to the following address/facsimile number:
      Direction de la Gestion Financiere, Caisse Nationale de Credit Agricole S.A., 91/93 bld Pasteur, 75710 Paris Cedex 15, Fax - 33.1.43.23.55.02, Tel
      - 33.1.43.23.23.81.
7.2 Any written demand made by a Guaranteed Counterparty pursuant to Clause 2 shall be accompanied by
      (i) a calculation or other appropriate evidence supporting the amount of the sums claimed by such Guaranteed Counterparty in such demand and the fact that the sums are due and payable; and
      (ii) a copy of any written demand made by such Guaranteed Counterparty to the Principal.


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8.    TERMINATION
      This Guarantee may be terminated by the Guarantor at any time, notice being given by publication in The Financial Times, such termination taking effect thirty days thereafter (the "TERMINATION DATE"). Provided that this Guarantee shall remain in full force and effect with respect to all Guaranteed Obligations which are outstanding or contracted prior to the Termination Date until all such obligations have been paid in full.
9.    GOVERNING LAW
      This Guarantee shall be governed by and construed in accordance with English law and the Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the English Courts.

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IN WITNESS WHEREOF this Guarantee has been duly executed the day and year first above written.

By: /s/ J. Bouysset
    ----------------------
    Name:    Jean Bouysset
    Title:   Chief Financial Officer
on behalf of CAISSE NATIONALE DE CREDIT AGRICOLE

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